Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT
by and between
IBEX MINERAL RESOURCES, LLC
a Wyoming limited liability company,
and
BEEHIVE PARTNERS, LLC
a Wyoming limited liability company,
together, as Seller
and
DIAMONDBACK E&P LLC
a Delaware limited liability company,
as Buyer

August 28, 2013

i

EXHIBITS AND SCHEDULES
Exhibit A        Mineral Interests
Exhibit B        Contracts
Exhibit C        [Intentionally omitted]
Exhibit D        Royalty Income
Exhibit E        Form of Mineral Deed
Exhibit F        General Depiction of Line Drive Drill Pad Sites
Exhibit G        Form of Seller’s Certificate
Exhibit H        Form of Buyer’s Certificate
Exhibit I        Form of Non-Foreign Affidavit

Table of Definitions

Agreement	1	Hydrocarbons	1
Assets	1	IBEX	1
Beehive	1	Indemnified Party	18
Berry Lease	7	Indemnifying Party	18
Business Day	23	Indemnity Cap	19
Buyer	1	Leases	7
Buyer Indemnified Parties	18	Losses	17
Buyer’s knowledge	23	Measuring Period	3
Calculated Value	3	Mineral Deed	4
Claim	18	Mineral Interests	1
Claim Notice	18	Minimum Assets	12
Claims Deductible	19	Minimum Purchase Price	12
Closing	14	New Surface Agreement	11
Closing Date	14	Other Working Interest Owners	11
Closing Payment	3	Parties	1
Code	7	Party	1
Contracts	1	Purchase Price	2
Cumberland Lease	7	Records	2
Defect Value	3	Royalty Discrepancy	3
Deposit	2	Seller	1
Diamondback Leases	7	Seller Indemnified Parties	18
Due Diligence Period	4	Seller Materials	9
E.G.L. Lease	7	Seller Warranties	25
Effective Time	2	Seller’s knowledge	23
Escrow Account	2	Spanish Trail Lease	7
Escrow Agent	2	Taxes	17
Escrow Agreement	2	Title Defect	3
Execution Date	1	Transfer Taxes	17

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated the 28th day of August, 2013 (the “Execution Date”), is by and between IBEX MINERAL RESOURCES, LLC, a Wyoming limited liability company (“IBEX”), and BEEHIVE PARTNERS, LLC, a Wyoming limited liability company (“Beehive” and together with Ibex, “Seller”) and DIAMONDBACK E&P LLC, a Delaware limited liability company (“Buyer”). Each of Buyer and Seller is sometimes referred to herein as a “Party,” and they are sometimes collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Seller is the owner of certain fee mineral interests located in Midland County, Texas, as more fully described herein; and
WHEREAS, subject to the terms hereof and the conditions, reservations and exclusions described herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such fee mineral interests.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1
PURCHASE AND SALE
Section 1.1    Purchase and Sale. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, to be effective as of the Effective Time, the Assets.
Section 1.2    Assets. As used herein, the “Assets” shall mean all of Seller’s right, title and interest in and to the following:
(a)    the mineral fee interests located in Midland County, Texas, described on Exhibit A attached hereto, together with the rights of ingress and egress at all times for the purpose of mining, drilling, exploring, operating and developing such lands for Hydrocarbons, and storing, handling, transporting, and marketing therefrom (collectively, the “Mineral Interests”);
(b)    all crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, products and other liquid or gaseous hydrocarbons, and other minerals of every kind and character which may be produced from or allocable to the Mineral Interests (collectively, “Hydrocarbons”), together with all proceeds from or of such Hydrocarbons;
(c)    all valid and existing leases, agreements, contracts and contractual rights and interests of every kind and nature relating to the Mineral Interests, including the leases, contracts and agreements described in Exhibit B attached hereto (the “Contracts”), together with all rights to enforce the terms and provisions of the Contracts and any claims arising under any of the Contracts, whether such rights and claims arise on, prior to or after the Effective Time; provided that Seller shall retain the right to receive payment of any royalties relating to production of Hydrocarbons from the Mineral Interests occurring prior to the Effective Time and shall retain, together with its affiliate, all rights of the surface owner to the extent not modified or amended by the terms of this Agreement;
(d)    to the extent assignable, all licenses, permits, consents, certificates, exemptions, waivers, authorizations and other rights granted by third persons, and all certificates of convenience or necessity, immunities, privileges, grants and other similar rights relating to the Mineral Interests;
(e)    all rights of Seller to audit the records of any person and to receive refunds or payments of any nature attributable to the Assets with respect to periods occurring from and after the Effective Time; and
(f)    originals or, if originals are unavailable, copies of all of the files, records, information and data relating directly to the properties described in Section 1.2(a) through Section 1.2(e) above in Seller’s possession, including title records, abstracts, title opinions, title certificates, production records, contract files, division order files, severance tax records, land surveys, maps, logs, engineering and technical data, evaluations and reports, and all other information relating directly to the properties described in Section 1.2(a) through Section 1.2(e) above (collectively, the “Records”).
Section 1.3    Effective Time. The purchase and sale of the Assets shall be effective as of 12:01 a.m., Central Time, on the Closing Date (the “Effective Time”).
ARTICLE 2
PURCHASE PRICE
Section 2.1    Purchase Price.
(g)    Purchase Price. The purchase price for the Assets shall be FOUR HUNDRED FORTY MILLION AND NO/100 DOLLARS ($440,000,000.00) (the “Purchase Price”).
(h)    Deposit. On or before the expiration of the Due Diligence Period, Buyer and Seller shall enter into an escrow agreement (the “Escrow Agreement”), with a mutually acceptable escrow agent (the “Escrow Agent”), establishing an escrow account (the “Escrow Account”). Unless Buyer exercises its right to terminate this Agreement as set forth in Section 3.3(c), on the first Business Day following the expiration of the Due Diligence Period, Buyer shall deposit into the Escrow Account, by wire transfer of immediately available funds, FORTY-FOUR MILLION AND NO/100 DOLLARS ($44,000,000.00) (the “Deposit”). The Deposit, together with any earnings thereon, shall be (i) retained as liquidated damages by Seller as provided in (x) Section 7.3(b), if Buyer breaches its obligation to purchase the Minimum Assets as set forth in Section 7.3 and Seller elects to terminate the Agreement as a result of such breach or (y) Section 10.2(a), if Buyer, in breach of this Agreement, fails or refuses to close the transactions contemplated hereby or (ii) returned to Buyer as provided in Section 10.2(b) if the transactions contemplated herein fail to close for reasons other than due to Buyer’s breach of this Agreement. If Closing does occur, the Deposit shall be applied to the Purchase Price and delivered to Seller.
(i)    Closing Payment. At Closing, Buyer shall pay to Seller, by means of a completed federal funds wire transfer to an account specified by Seller in writing at least three (3) Business Days prior to Closing, an amount equal to the Purchase Price, adjusted as follows: (i) minus the Deposit and any earnings thereon, (ii) plus or minus, as applicable, the adjustments to the Purchase Price, if any, as set forth in Section 3.3(b), and (iii) minus the Calculated Value of any Assets excluded from the purchase and sale contemplated hereby pursuant to Section 4.1 and Section 4.2 (the “Closing Payment”).
ARTICLE 3
TITLE; DUE DILIGENCE EXAMINATION OF THE ASSETS
Section 3.1    Buyer’s Inspection/Access. From and after the date of this Agreement, at Buyer’s sole risk and expense, Buyer may conduct such title examination of the Assets as Buyer in its sole discretion chooses in order to determine whether there exist any Title Defects with respect to the Assets. In connection therewith, until Closing, Seller shall afford to Buyer and its authorized representatives reasonable access in Seller’s offices during Seller’s normal business hours to all books and records of Seller relating to the Assets, including title opinions, title files, ownership maps, lease and contract files, conveyances, production records, division order files and financial and accounting records, in each case insofar as same may be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, however, that Seller shall, at Buyer’s request, request waivers of such confidentiality restrictions. In addition, Seller shall provide Buyer the right and opportunity, subject to Seller’s prior approval, to inspect the surface acreage to which the Mineral Interests relate. The cost and expense of Buyer’s due diligence review, if any, shall be borne solely by Buyer.
Section 3.2    Certain Definitions.
(a)    The term “Title Defect” shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset that causes Seller not to have good and marketable title to such Asset. Without limiting the foregoing, and for purposes of clarity, if the aggregate net mineral acres covered by the Mineral Interests are less than 12,554, such deficiency shall be a Title Defect.
(b)    The term “Royalty Discrepancy” shall mean a discrepancy between the actual royalty income received by Seller for any Mineral Interest during the period from January 1, 2013 to July 31, 2013 (the “Measuring Period”), as compared to the amount of royalty income set forth on Exhibit D.
(c)    The term “Defect Value” shall mean the diminution in value of a Mineral Interest as a result of the Title Defect, which shall be determined, if applicable, based on the Calculated Value.

(d)    The term “Calculated Value” shall mean, with respect to any Mineral Interest, an amount determined by multiplying the affected net mineral acres of such Mineral Interest by the following: (Purchase Price divided by 12,554) divided by 25, which represents the average Purchase Price for each one percent royalty interest per each net mineral acre, based on all Mineral Interests being subject to a one-quarter (25%) royalty interest.
Section 3.3    Rights Relating to Title Defects and Royalty Discrepancies.
(a)    Buyer shall have a period ending September 16, 2013 (the "Due Diligence Period") to conduct its due diligence with respect to title and royalties paid.
(b)    Subject to Section 3.3(c) , in the event that Buyer identifies any Title Defects during the Due Diligence Period, Buyer shall have the right, by providing written notice to Seller on or before noon, Central Time, on the last day of the Due Diligence Period, to (i) take assignment of the Asset affected by the Title Defect and reduce the Purchase Price by the Defect Value or (ii) exclude the Asset (or portion thereof) affected by the Title Defect from the purchase and sale contemplated by this Agreement and reduce the Purchase Price by the Calculated Value of the affected Asset (or portion thereof), in which case Seller shall retain the Asset. The written notice provided by Buyer shall identify the Asset affected by the Title Defect, provide a description of the Title Defect and the amount of Defect Value or Calculated Value, as applicable, and specify Buyer’s election to take assignment of or exclude the affected Asset. In addition, if during the Due Diligence Period, Buyer or Seller determines that the aggregate net mineral acres covered by the Mineral Interests are greater than 12,554, the Purchase Price shall be increased by the Calculated Value of the net mineral acres in excess of 12,554.
(c)    In addition to the other rights of Buyer or Seller to terminate this Agreement as set forth in Section 10.1, either Party shall have the right, exercisable in its sole discretion, to terminate this Agreement by delivering written notice to other Party on or before 5:00 p.m., Central Time, on the last day of the Due Diligence Period, if (i) the aggregate Defect Values for all Title Defects exceed $50,000,000 or (ii) the aggregate Royalty Discrepancies exceed ten percent (10%) of the total amount of royalty income for the Measuring Period set forth on Exhibit D. The rights and obligations of the Parties in the event of such termination shall be as set forth in Section 10.2.
Section 3.4    Conveyance; Special Warranty of Title. Upon Closing, Seller shall convey and assign to Buyer (or to a designated affiliate of Buyer) good and marketable title to the Assets, free and clear of all liens and encumbrances created by through or under Seller, but not otherwise (except for those liens and encumbrances, if any, that constitute Title Defects for which Buyer has received a reduction to the Purchase Price and Buyer has elected to take assignment of the affected Asset as set forth in Section 3.3(b)), pursuant to one or more mineral deeds and assignments, the form of which is attached hereto as Exhibit E (collectively, the “Mineral Deed”), containing a special warranty of title by, through and under Seller but not otherwise.
Section 3.5    Subrogation of Warranties. Seller shall grant to Buyer and/or its designated affiliate, its successors and assigns, full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) given or made by preceding owners, vendors or others with respect to the Assets.

ARTICLE 4
PREFERENTIAL RIGHTS AND CONSENTS
Section 4.1    Preferential Rights.
(e)    To Seller’s knowledge, there are no preferential purchase rights applicable to the transactions contemplated herein. If, prior to Closing, either Party identifies a preferential purchase right applicable to the transactions contemplated hereby, Seller shall send to the holder of such right a notice in compliance with the contractual provisions applicable to such right. For purposes of Section 3.3, any preferential purchase right shall be a Title Defect and the Defect Value shall be an amount equivalent to a loss of the entirety of Mineral Interest to which the preferential purchase right applies.
(f)    If, prior to Closing, any holder of a preferential purchase right properly exercises its preferential purchase right, the Asset shall be excluded from the Assets to be conveyed to Buyer to the extent of the interest affected by the preferential purchase right, and the Purchase Price shall be reduced by the Calculated Value of the relevant Asset. Seller shall be entitled to all proceeds paid in regard to the exercise of the preferential purchase right. If such holder of such preferential purchase right thereafter fails to consummate the purchase of the Asset covered by such right within thirty (30) days following the Closing Date or such later period of time as may be provided for in the applicable preferential purchase right and such preferential purchase right is waived, then Seller shall so notify Buyer, and Buyer shall be obligated to purchase the affected Asset within ten (10) days following receipt of such notice from Seller, under the terms of this Agreement for a price equal to such Calculated Value thereof, and, upon receipt of such portion of the Purchase Price, Seller shall convey the affected Asset to Buyer in accordance with the terms hereof.
(g)    If, prior to Closing, the time for any holder of a preferential purchase right to exercise that right has not yet expired and the holder has neither made an election to consummate the purchase of the affected Asset nor waived the preferential purchase right, that Asset shall be excluded from the Assets conveyed to Buyer, and the Purchase Price shall be reduced by the Calculated Value of the affected Asset. If the holder exercises its preferential purchase right, Seller shall be entitled to all proceeds paid in regard to the exercise of the preferential purchase right. If the time to exercise the preferential purchase right has expired within sixty (60) days after the Closing Date and the holder has not elected to exercise its preferential purchase right and/or has waived such preferential purchase right, then Seller shall so notify Buyer, and Seller shall be obligated to sell, and Buyer shall be obligated to purchase, the affected Asset on or before ten (10) days following receipt of such notice from Seller, under terms of this Agreement for a price equal to such Calculated Value thereof. If the time to exercise the preferential purchase right has not expired on or before sixty (60) days after the Closing and the holder has not waived such preferential purchase right, Seller shall retain such Asset, and Buyer shall no longer have any obligation with respect to such affected Asset.
Section 4.2    Consents. With respect to any required third party consent to assignment of the Assets to Buyer, Seller shall send to the holder of each such right a request for consent to assignment. Prior to Closing, Seller shall use commercially reasonable efforts to obtain all such required consents to assignment of the Assets, other than consents customarily obtained post-Closing. Buyer shall reasonably cooperate with Seller’s efforts to obtain such consents. Except for consents and approvals which are customarily obtained post-Closing (including certain federal, state or other governmental approvals), if a consent to assign any Asset has not been obtained as of the Closing Date, then (a) if Buyer and Seller agree, and the assignment would not be void without consent or give the counterparty the right of termination, the affected Asset shall be assigned to Buyer and the respective consents shall be obtained by Buyer post-Closing and Buyer shall assume the risk of not obtaining such consents (provided that, after Closing, Seller shall continue to cooperate with Buyer to obtain such consents) and Buyer shall indemnify Seller from claims arising from the failure to obtain such consents, or (b) the affected Asset shall be retained by Seller and the Purchase Price shall be reduced by the Calculated Value of such Asset (or other agreed value, if such Asset cannot be valued by the Calculated Value) and Seller shall for a period of one hundred twenty (120) days following the Closing Date continue to use commercially reasonable efforts to procure such consent, with reasonable cooperation from Buyer. If such consent is obtained during such period, then Seller shall assign such Asset to Buyer and Buyer shall pay Seller such Calculated Value (or such agreed value, if applicable) attributed thereto, on or before ten (10) days following receipt of notice thereof from Seller.
ARTICLE 5
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer the following:
Section 5.1    Existence. IBEX is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming. Beehive is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming.
Section 5.2    Power and Authority; Non-Contravention. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and other such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of any of Seller’s organizational or governing documents, (ii) any agreement or instrument to which Seller is a party or Seller or, to Seller’s knowledge, any of the Assets are bound, or (iii) any law, judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets.
Section 5.3    Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction have been duly and validly authorized by all requisite action on the part of Seller.
Section 5.4    Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. The obligations of Seller under this Agreement do, and the obligations of Seller under such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 5.5    Liabilities for Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
Section 5.6    Foreign Person. Seller (or its ultimate parent, if Seller is a disregarded entity) is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code (the “Code”).
Section 5.7    Litigation. There is no action, suit, arbitration, proceeding, demand or claim by any person, entity, administrative agency or governmental body pending or, to Seller’s knowledge, threatened against it before any court, arbitrator or governmental agency that (i) if determined adversely to Seller, would reasonably be expected to materially adversely affect the ownership or value of the Assets or (ii) seeks damages in connection with, or seeks to restrain, enjoin, impair or prohibit the consummation of, all or part of the transactions contemplated hereunder.
Section 5.8    Bankruptcy. Seller is not insolvent and there are no bankruptcy, reorganization or receivership proceedings pending or, to Seller’s knowledge, threatened against Seller.
Section 5.9    Leases and Other Contracts.
(a)    Exhibit B identifies all of the oil and gas leases covering the Assets (the “Leases”), and, to Seller’s knowledge, all other Contracts having terms that could materially diminish the value of the Mineral Interests. Except to the extent of this Agreement, Seller is currently not in negotiations to amend or modify any Lease or other Contract or waive any provisions thereof.
(b)     Seller has provided to Buyer complete and accurate copies of the following Leases, as amended, modified or waived through the Execution Date: (i) the Oil and Gas Lease dated January 23, 2008, by and between Spanish Trail Land and Cattle Company, L.P. and IBEX Mineral Resources, L.L.C., as Lessor, and E.G.L. Exploration, L.P. and E.G.L. Resources, Inc., as Lessee (the “E.G.L. Lease”), and (ii) the Oil and Gas Lease dated September 14, 2009, by and between Cumberland & Western Resources, LLC and IBEX Mineral Resources, L.L.C., as Lessor, and Meritage Energy Company, as Lessee (the “Berry Lease”). Buyer acknowledges it is in possession of the following Leases to which Buyer or an affiliate of Buyer is a counterparty: (x) the Oil and Gas Lease dated February 29, 2008, by and between Spanish Trail Land and Cattle Company, L.P. and IBEX Mineral Resources, L.L.C., as Lessor, and Windsor Permian LLC., as Lessee (the “Spanish Trail Lease”), and (y) the Oil and Gas Lease dated December 17, 2009, by and between Cumberland and Western Resources, LLC and IBEX Mineral Resources, L.L.C., as Lessor, and Windsor Permian LLC., as Lessee (the “Cumberland Lease”, and collectively with the Spanish Trail Lease, the “Diamondback Leases”).
(c)    Seller confirms that Buyer and its affiliates are in compliance with the terms and provisions, including the provisions applicable to the surface estate, of any Lease pursuant to which Buyer or its affiliates have any rights or obligations or, if not in compliance, Seller and its affiliates have waived any non-compliance with any such terms and provisions.

(d)    Seller is not, nor to Seller’s knowledge is any third party, in default in any material respect under any Lease or other Contract relating to the Assets, and all such Leases and other Contracts are in full force and effect.
Section 5.10    Preferential Rights and Third Party Consents to Assignment. To Seller’s knowledge, (i) there are no preferential purchase rights applicable to the transactions contemplated herein and, (ii) except for governmental consents customarily obtained post-Closing, there are no third party consents required in connection with the transactions contemplated herein.
ARTICLE 6
BUYER’S REPRESENTATION AND WARRANTIES
Buyer makes the following representations and warranties:
Section 6.1    Existence. Buyer is a Delaware limited liability company, duly formed and validly existing under the laws of the State of Delaware, and Buyer is, or will be at Closing, duly qualified and in good standing in the State of Texas.
Section 6.2    Power and Authority; Non-Contravention. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with: (i) any provision of Buyer’s organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.
Section 6.3    Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transactions have been duly and validly authorized by all requisite action on the part of Buyer.
Section 6.4    Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. The obligations of Buyer under this Agreement do, and the obligations of Buyer under such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 6.5    Liabilities for Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
Section 6.6    Litigation. There is no action, suit, arbitration, proceeding, demand or claim by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any court, arbitrator or governmental agency that seeks damages in connection with, or seeks to restrain, enjoin, impair or prohibit the consummation of, all or part of the transactions contemplated hereunder.
Section 6.7    Independent Evaluation. BUYER IS KNOWLEDGEABLE ABOUT THE OIL AND GAS BUSINESS, HAS RETAINED AND TAKEN ADVICE CONCERNING THE ASSETS AND TRANSACTIONS HEREIN FROM ADVISORS AND CONSULTANTS THAT ARE KNOWLEDGEABLE ABOUT THE OIL AND GAS BUSINESS AND IS AWARE OF ITS RISKS. BUYER HAS BEEN AND CONTINUES TO BE AFFORDED THE OPPORTUNITY TO EXAMINE THE RECORDS AND OTHER MATERIALS MADE AVAILABLE TO IT BY SELLER AND SELLER’S AUTHORIZED REPRESENTATIVES WITH RESPECT TO THE ASSETS (THE “SELLER MATERIALS”). THE SELLER MATERIALS INCLUDE FILES, OR COPIES THEREOF, AND OTHER INFORMATION ABOUT THE ASSETS THAT SELLER AND SELLER’S AUTHORIZED REPRESENTATIVES HAVE COMPILED OR GENERATED AND USED IN SELLER’S NORMAL COURSE OF BUSINESS. HOWEVER, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE MINERAL DEED, NEITHER SELLER NOR ANY OTHER SELLER INDEMNIFIED PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, (I) AS TO THE ACCURACY OR COMPLETENESS OF THE SELLER MATERIALS OR, (II) AS TO ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER, INCLUDING THE ACTUAL NET MINERAL ACRES RELATED TO ANY MINERAL INTEREST, ANY ESTIMATE WITH RESPECT TO THE VALUE OF THE ASSETS OR RESERVES, THE ABILITY TO DEVELOP THE ASSETS OR TO OBTAIN ANY PERMITS REQUIRED TO DEVELOP THE ASSETS OR ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR. IN ENTERING INTO THIS AGREEMENT, BUYER ACKNOWLEDGES AND AFFIRMS THAT IT HAS RELIED AND WILL RELY SOLELY ON THE TERMS OF THIS AGREEMENT AND THE MINERAL DEED AND UPON ITS INDEPENDENT ANALYSIS, EVALUATION AND INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE BUSINESS, ECONOMIC, LEGAL, TAX OR OTHER CONSEQUENCES OF THIS TRANSACTION, INCLUDING ITS OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE PETROLEUM, NATURAL GAS AND OTHER RESERVES ATTRIBUTABLE TO THE ASSETS AND THE PRICES THAT MAY BE RECEIVED FOR HYDROCARBONS PRODUCED THEREFROM. EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATIONS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE MINERAL DEED, NEITHER SELLER NOR ANY OTHER SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO BUYER OR ITS AFFILIATES, AGENTS, REPRESENTATIVES OR EMPLOYEES RESULTING FROM ANY AUTHORIZED OR UNAUTHORIZED USE OF, OR RELIANCE ON, THE SELLER MATERIALS OR OTHER INFORMATION RELATING TO THE ASSETS PROVIDED BY OR ON BEHALF OF SELLER OR ANY OTHER SELLER INDEMNIFIED PARTY.
Section 6.8    Securities Laws. Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition. Buyer is able to bear the economic risk of its acquisition of the Assets and, at the present time, is able to afford a complete loss of such investment. The Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any securities registration or qualification requirements of any securities laws.
Section 6.9    Bankruptcy. Buyer is not insolvent and there are no bankruptcy, reorganization insolvency or arrangement proceedings pending or, to Buyer’s knowledge, threatened against Buyer.
ARTICLE 7
CERTAIN PRE-CLOSING COVENANTS
Section 7.1    Conduct of Business Pending Closing.
(a)    During the period between the Execution Date and the Closing Date, Seller will (i) not sell or otherwise dispose of any portion of the Assets, (ii) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller; (iii) not create or allow the creation of any liens or encumbrances on any of the Assets; (iv) not terminate or release any of the Contracts and Permits; and (v) obtain Buyer’s written approval prior to entering into any agreements relating to any Asset or amending, modifying, waiving or terminating any Lease or other Contract.
(b)    During the period between the Execution Date hereof and the Closing Date, Buyer will, or will cause its affiliate to, continue to operate its leased rights under the Diamondback Leases in the usual, regular and ordinary manner, consistent with past practice.
Section 7.2    Certain Agreements Relating to Surface Rights.
(a)    Seller hereby conveys a joint right to Buyer to purchase any wells as set forth in Paragraph 24 of the E.G.L. Lease, Paragraph 24 of the Berry Lease and any similar provisions included in any other Lease. As a result, each Party is required to obtain the prior written consent of the other Party to exercise its right to purchase any wells pursuant to such Paragraphs or any such other similar provision.
(b)    The Parties hereby agree that the rights under Paragraph 24 of the E.G.L. Lease, Paragraph 24 of the Berry Lease or any similar provision included in any other Lease cannot be assigned by Seller, including to any assignee of all or any portion of the surface estate covering the E.G.L. Lease, Berry Lease or such other Lease. At the Closing, Seller shall provide the written consent of any surface tenant of the surface estate covered by the E.G.L. Lease, Berry Lease or any such other Lease with respect to the matters set forth in this clause (b) and clause (a) above.
(c)    The Parties shall, or shall cause their applicable affiliate to, execute and deliver at the Closing an amendment to the Diamondback Leases to delete the surface provisions set forth in Paragraph 19 and in Exhibit B of the Diamondback Leases and to enter into at the Closing a separate agreement, in recordable form, providing for identical terms regarding the surface estate, except that the rights and obligations thereunder shall be limited to the Parties and their respective affiliates and shall not be assignable to any third party not affiliated with the Parties (the “New Surface Agreement”). Seller agrees that Seller and its affiliates shall continue to interpret and apply the surface provisions contained in the New Surface Agreement in the same manner as those contained in the Diamondback Leases and that any existing waivers or consents of the surface provisions in the Diamondback Leases shall apply to the provisions of the New Surface Agreement without any further action by the Parties. At the Closing, Seller shall, or shall cause its applicable affiliate to, provide the written consent of any surface tenant to the amendment of the Diamondback Leases. With respect to any working interest owner, other than Buyer, that has rights under the Diamondback Leases (“Other Working Interest Owners”), Seller shall, or shall cause its applicable affiliate to, provide a waiver of the surface rights, in the same manner as specified in Section 7.2(d), with respect to the rights and interests of such Other Working Interest Owners (including the provision of a recordable instrument documenting such waiver) and to provide, after the Closing and upon the request of Buyer, amendments of the Diamondback Leases with respect to the Other Working Interest Owners, which amendments will be in the same form as the amendment executed by Buyer and Seller or their applicable affiliates and will be recordable in the public records.
(d)    Seller hereby agrees that Seller shall, or shall cause its applicable affiliate to, waive all rights (other than the 1000-foot set-back right along Loop 250 and State Road 191 north of Section 38, Block 40 Township 1 South) pursuant to any specific provisions regarding the surface estate that are contained in any Leases covering the Mineral Interests, including the E.G.L. Lease and the Berry Lease and any interests of the Other Working Interest Owners, prior to the assignment of any of its surface estate to which such provisions apply, with the effect of such waiver that assignee shall not be entitled to such rights. Seller shall provide Buyer a recordable instrument documenting such waiver at Closing.
(e)    Seller hereby grants to Buyer and/or its affiliates the right to locate up to five (5) drill pads under the sports complex to be located near Midland, Texas (referred to as the “Line Drive” sites), together with rights to drill and use water wells, use existing water wells, and access the surface estate for locating roads, pipelines, flow lines (including as may be necessary to transport off-lease production), power lines, pits and other facilities relating to the drilling and production of such wells. The rights granted under this clause (e) shall be assignable by Buyer and/or its affiliates and shall be covenants that run with the land. Exhibit F attached to this Agreement sets forth a general depiction of the well pads (outlined in red) and certain related matters. Each well pad shall consist of an eight (8) acre tract, except for the most easterly well pad, which shall consist of ten (10) acres.
(f)    The Parties acknowledge and agree that the above agreements are made in consideration of the terms and provisions of this Agreement, including the Purchase Price payable to Seller, and no further compensation will be payable by either Party with respect to the above agreements; provided that Seller may charge Buyer a reasonable charge for water from any water wells on Seller’s surface estate.
(g)    Buyer shall have the right to file memoranda of the above referenced agreements in the public records. In addition, Seller shall, or shall cause its applicable affiliate to, provide reasonable cooperation to Buyer and its affiliates, including the execution and delivery of any additional documentation, as may be necessary to fully accomplish the purposes of the agreement of the Parties as set forth above.

Section 7.3    Buyer’s Financing Obligations.
(a)    Buyer shall use commercially reasonable efforts to obtain financing sufficient to fund the Purchase Price, on terms and conditions acceptable to Buyer. In the event that Buyer is unable to obtain such financing, Seller shall sell assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, on the terms and conditions set forth in this Agreement, an undivided 22.73% interest in Seller’s right, title and interest in and to the Assets (the “Minimum Assets”), for a purchase price of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000) (the “Minimum Purchase Price”). The Parties may mutually agree that additional Assets are added to the Minimum Assets, with a corresponding adjustment to the Minimum Purchase Price. All other terms and provisions of this Agreement shall apply as if the Minimum Purchase Price was the “Purchase Price” and the Minimum Assets were the “Assets,” including application of the Deposit and the earnings thereon to the Minimum Purchase Price; provided that the provisions of Section 7.2 shall not apply in the event that Buyer acquires only the Minimum Assets.
(b)    If Buyer breaches its obligation to purchase and acquire the Minimum Assets as set forth above, Seller shall have the right, unless Seller is in material breach of this Agreement, to either (i) terminate this Agreement and retain as liquidated damages, not as penalty, the Deposit, together with any earnings thereon, or (ii) seek specific performance of the purchase by Buyer of the Minimum Assets for the Minimum Purchase Price as contemplated in clause (a), in which case this Agreement shall not terminate and the Deposit shall remain in the Escrow Account until the earlier to occur of (x) a final non-appealable order or judgment granting or denying Buyer specific performance of this Agreement or (y) the mutual agreement of the Parties, at which time the Deposit shall be released as set forth in this Agreement. Seller’s right to seek specific performance shall only apply to Buyer’s breach of this Section 7.3 and not to any other breach by Buyer.
Section 7.4    Reasonable Efforts. Each Party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement.
ARTICLE 8
CONDITIONS PRECEDENT TO CLOSING
Section 8.1    Conditions Precedent to Seller’s Obligation to Close. Seller shall be obligated to consummate the sale of the Assets as contemplated by this Agreement, provided the following conditions precedent have been satisfied or have been waived in writing by Seller:
(h)    all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of Closing as though such representations and warranties were made at and as of such time, and Seller shall have received a certificate signed by Buyer to such effect;

(i)    Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing, and Seller shall have received a certificate signed by Buyer to such effect;
(j)    no suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(k)    all consents and approvals of any governmental authority required for the consummation of the transactions contemplated hereby, except for consents customarily obtained post-Closing, shall have been granted; and
(l)    Seller has not exercised its right to terminate this Agreement at the expiration of the Due Diligence Period pursuant to Section 3.3(c).
Section 8.2    Conditions Precedent to Buyer’s Obligation to Close. Buyer shall be obligated to consummate the purchase of the Assets as contemplated by this Agreement, provided the following conditions precedent have been satisfied or have been waived in writing by Buyer:
(c)    all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of Closing as though such representations and warranties were made at and as of such time, and Buyer shall have received a certificate signed by Seller to such effect;
(d)    Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing, and Buyer shall have received a certificate signed by Seller to such effect;
(e)    no suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their affiliates, officers, directors or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages in connection with the transactions contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(f)    all consents and approvals of any governmental authority required for the consummation of the transactions contemplated hereby, except for consents customarily obtained post-Closing, shall have been granted;

(g)    all liens on the Assets shall have been released (or the lenders or other holders of such liens, as applicable, shall be ready, willing and able to release such liens and obligations concurrent with Closing and evidence to that effect shall have been provided to Buyer); and
(h)    Buyer has not exercised its right to terminate this Agreement at the expiration of the Due Diligence Period pursuant to Section 3.3(c).
ARTICLE 9
CLOSING
Section 9.1    Date of Closing. Subject to the closing conditions contained in ARTICLE 8 and Section 9.2, the closing of the transactions contemplated by this Agreement (“Closing”) shall be held on or before September 30, 2013, at such time and place as the Parties may agree in writing; provided that if Buyer consummates a financing for purposes of funding the Purchase Price after the expiration of the Due Diligence Period but prior to September 26, 2013, the Closing shall occur two Business Days after the consummation of the financing transactions. The date on which Closing actually occurs is referred to herein as the “Closing Date”.
Section 9.2    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Mineral Deed. Seller shall execute, acknowledge and deliver to Buyer or its designated affiliates the Mineral Deed and any other assignments or instruments in the form required by any governmental authority in sufficient counterparts to facilitate filing and recording.
(b)    Purchase Price. Buyer shall deliver to Seller the Closing Payment by wire transfer of immediately available funds, as provided in Section 2.1(c), and the Parties shall instruct the Escrow Agent to deliver the Deposit, together with any earnings thereon, to Seller.
(c)    Releases. Seller shall deliver to Buyer duly executed and acknowledged releases (reasonably acceptable to Buyer) in recordable form of all liens on the Assets.
(d)    Seller’s Certificate. Seller shall execute and deliver to Buyer a certificate in the form of Exhibit G attached hereto, as required pursuant to Section 8.2(a) and Section 8.2(b).
(e)    Buyer’s Certificate. Buyer shall execute and deliver to Seller a certificate in the form of Exhibit H attached hereto, as required pursuant to Section 8.1(a) and Section 8.1(b).
(f)    Treasury Regulation Certificate. Seller shall execute and deliver to Buyer a certificate, as described in Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of the Code, such certificate to be in the form of Exhibit I attached hereto.
(g)    Documentation Required Pursuant to Section 7.2. Except in the event of Closing on the Minimum Assets, Seller and Buyer shall execute the amendment to the Diamondback Leases and the New Surface Agreement as contemplated by Section 7.2(c), Seller shall deliver the written consents of the surface tenant as required by Section 7.2(b) and Section 7.2(c), and Seller shall provide the recordable instrument regarding Seller’s waiver of surface rights as required by Section 7.2(c) and Section 7.2(d).
(h)    Other Necessary Actions. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 10
TERMINATION OF AGREEMENT.
Section 10.1    Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated in the following instances:
(i)    by Buyer or Seller, pursuant to Section 3.3(c) upon the expiration of the Due Diligence Period;
(j)    by Seller pursuant to Section 7.3(b);
(k)    by Seller if any of the conditions set forth in Section 8.1 are not satisfied or waived as of the date of Closing; provided, however, that Seller may not so terminate this Agreement if Seller is then in material breach of this Agreement;
(l)    by Buyer if any of the conditions set forth in Section 8.2 are not satisfied or waived as of the date of Closing; provided, however, that Buyer may not so terminate this Agreement if Buyer is then in material breach of this Agreement; or
(m)    at any time by the mutual written agreement of Buyer and Seller.
Section 10.2    Effect of Termination.
(a)    Subject to Section 7.3(b), if Seller’s conditions to Closing set forth in Section 8.1(a) or Section 8.1(b) are not met due to Buyer’s failure to perform or breach, and Seller is not then in material breach of this Agreement, Seller’s sole and exclusive remedy shall be termination of the Agreement and receipt of the Deposit, together with all earnings thereon, as liquidated damages, not as penalty. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.
(b)    If this Agreement is terminated by Buyer pursuant to Section 10.1(a), Section 10.1(d) or Section 10.1(e), or is terminated by Seller for any reason other than as provided by Section 7.3(b) or the failure of Seller’s conditions to Closing set forth in Section 8.1(a) or Section 8.1(b) (subject to the provisions of Section 10.1(c)), then the Deposit (if made prior to the termination), together with earnings thereon, shall be returned to Buyer, subject to Section 10.2(c).
(c)    If Buyer has a right to terminate this Agreement in accordance with and subject to Section 10.1(d) due to the failure of its conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), Buyer shall have the right to seek specific performance of the transactions contemplated herein, in which event the provisions of Section 10.2(b) shall not apply, and the Deposit shall remain in the Escrow Account until the earlier to occur of (x) a final non-appealable order or judgment granting or denying Buyer specific performance of this Agreement or (y) the mutual agreement of the Parties, at which time the Deposit shall be released as set forth in this Agreement.
(d)    Upon a termination of this Agreement as provided herein, this Agreement shall be of no further force or effect and, except for Section 15.2, Section 15.8, Section 15.9, Section 15.10, Section 15.11 and Section 15.19, which shall expressly survive the termination of this Agreement, neither Party shall have any further obligations or liability to the other with regard to this Agreement, the transactions contemplated hereby or the termination hereof, except to the extent provided in this Section 10.2.
ARTICLE 11
POST-CLOSING OBLIGATIONS
Section 11.1    Records. Seller shall deliver the Records to Buyer at a mutually agreeable time within five (5) Business Days after the Closing Date. Seller may retain copies of the Records. Buyer shall retain the Records delivered to it hereunder for a period of seven (7) years after the Closing Date, and Seller shall have the right to review the Records in Buyer’s offices during Buyer’s normal business hours upon reasonable notice.
Section 11.2    Payments. To the extent that either Party receives any payments of royalties or other amounts that belong to the other Party, the receiving Party will promptly pay over to the other Party such amounts.
Section 11.3    Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish the purposes of the transactions contemplated by this Agreement.
ARTICLE 12
TAXES
Section 12.1    Apportionment of Taxes: General Allocation. All excise taxes, state severance taxes, ad valorem taxes, property taxes, production taxes and any other local, state and/or federal taxes or assessments that are based upon or measured by the ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom (“Taxes”), for all taxable periods during Seller’s period of ownership prior to the Effective Time, together with all income, franchise or similar taxes based on the sale of the Assets by Seller to Buyer shall remain Seller’s responsibility, and all deductions, credits and refunds pertaining to such Taxes attributable to the taxable periods prior to the Effective Time, no matter when received, shall belong to Seller. All Taxes for all taxable periods from and after the Effective Time shall be the responsibility of Buyer.
Section 12.2    Transfer Taxes. The Purchase Price does not include, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. “Transfer Taxes” means any sales, use, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges. Buyer and Seller shall cooperate to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
Section 12.3    Tax Reports and Returns. For tax periods in which the Effective Time occurs, Seller shall immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing.
Section 12.4    Payment of Taxes. To the extent any taxes are paid by a Party but the responsibility for such taxes are allocated to the other Party, such other Party shall pay to the paying Party the amount of any such taxes for which it is responsible pursuant to this ARTICLE 12.
Section 12.5    Form 8594. Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 to report the allocation of the Purchase Price among the Assets if such form is required.
ARTICLE 13
INDEMNIFICATION
Section 13.1    Indemnification.
(e)    “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to claims with respect to the matters indemnified against.
(f)    Seller’s Indemnification of Buyer. After the Closing, subject to the limitations set forth herein, Seller shall defend, indemnify, save and hold harmless Buyer, its affiliates and Buyer’s and such affiliates’ respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against all Losses (except for (x) matters expressly disclosed in filings recorded in the public records in Midland County, Texas, prior to the Execution Date, (y) matters of which Buyer has actual knowledge prior to the Execution Date or (z) matters expressly disclosed in the Leases, other Contracts, or any title opinions received by Buyer prior to the Closing Date) which arise from or in connection with: (i) any breach of the representations or warranties made by Seller in this Agreement to the extent arising from a claim of a third party that is not a Buyer Indemnified Party; provided, however, that in the event of a breach of the representations and warranties set forth in Section 5.9, such indemnification obligation shall also apply to Losses suffered directly by any Buyer Indemnified Party in addition to any third party claim; provided, further, for purposes of the interpretation of the indemnity under this clause (i), Seller’s representations and warranties qualified by “material” or materiality generally shall be deemed to have been made without the “material” or materiality qualification; (ii) breaches by Seller of its covenants and agreements under this Agreement; and (iii) any liabilities or obligations associated with or arising from the Assets prior to the Effective Time.

(g)    Buyer’s Indemnification of Seller. After the Closing, subject to the limitations set forth herein, and except for matters for which Seller is required to indemnify Buyer Indemnified Parties, Buyer shall defend, indemnify, save and hold harmless Seller, its affiliates and Seller’s and such affiliates’ respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Seller Indemnified Parties”), from and against all Losses which arise from or in connection with (i) any breach of the representations or warranties made by Buyer in this Agreement to the extent arising from a claim of a third party that is not a Seller Indemnified Party; (ii) breaches by Buyer of its covenants and agreements under this Agreement; and (iii) any liabilities or obligations associated with or arising from the Assets on or after the Effective Time.
Section 13.2    Third Party Indemnity Procedure. Within twenty (20) days after a Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) receives notice of a claim or legal action from a third party that may result in a Loss for which indemnification may be sought under Section 13.1 (“Claim”), the Indemnified Party shall give written notice of such Claim (the “Claim Notice”) to the other Party (the “Indemnifying Party”), together with copies of all pleadings and other information with respect to such Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.2 shall not relieve the Indemnifying Party of its obligations to provide indemnity except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Claim. In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party admits its liability within thirty (30) days after receipt of such Claim Notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent. If the Indemnifying Party assumes control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action or other matter. If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle any Claim to which such Party’s indemnification under Section 13.1 applies, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party shall cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.
Section 13.3    Limitation on Claims.
(a)    Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim hereunder for Losses under Section 13.1(b)(i) unless, and then only to the extent that, the aggregate amount of such Losses exceeds two percent (2%) of the Purchase Price (the “Claims Deductible”); and
(b)    Seller shall not be required to indemnify the Buyer Indemnified Parties to the extent that the aggregate amount of Losses asserted by the Buyer Indemnified Parties exceeds twenty percent (20%) of the Purchase Price (the “Indemnity Cap”);
provided, however, that the following indemnification claims shall not be subject to the Claims Deductible or the Indemnity Cap: (i) claims with respect to breach by Seller of the representations and warranties in Section 5.1 through Section 5.5, (ii) any claims pursuant to Section 13.1(b)(ii) or (iii), and (iii) claims with respect to payment of amounts owing by Seller pursuant to ARTICLE 12; provided that in no event shall Seller’s liability to the Buyer Indemnified Parties hereunder exceed the Purchase Price.
Section 13.4    Survival.
(a)    Except as otherwise provided herein, the representations and warranties set forth in this Agreement shall survive the Closing and the delivery and acceptance of the Mineral Deed, subject to the terms and conditions of this Agreement, until the first anniversary of the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Section 5.5 and Section 6.5 shall survive the Closing for the period of the applicable statute of limitations, plus ninety (90) days.
(b)    All claims by a Party for indemnification or damages pursuant to this Agreement with respect to the breach by the other Party of a representation and warranty set forth in this Agreement shall be made pursuant to a written notice or a Claim Notice, as applicable, delivered prior to the expiration of the relevant representation or warranty, as provided in Section 13.4(a), or shall be deemed waived, and neither Seller nor Buyer may under any circumstance make any claim with respect to a representation or warranty after the expiration thereof, subject to the provisions in Section 13.4(a); provided that there shall be no termination of any bona fide claim for which a written notice or a Claim Notice, as applicable, has been given pursuant to this Agreement with respect to such a representation or warranty on or prior to its expiration or termination date.
(c)    Except for claims with respect to breaches of Seller’s representations and warranties, which are addressed in Section 13.4(b), all other claims by Buyer for indemnification under this ARTICLE 13 shall be made in writing as provided herein on or before the first anniversary of the Closing Date (unless a longer survival period is specified in this Section 13.4) or shall be deemed waived; provided, however, there shall be no termination of any bona fide claim for which written notice is given under this Agreement prior to such date, and provided further, that (i) claims pursuant to ARTICLE 12 with respect to Taxes, (ii) claims with respect to a breach of any of Seller’s covenants hereunder and (iii) claims with respect to Seller’s indemnity obligations set forth in Section 13.1(b)(iii) may be given at any time prior to the expiration of the applicable statute of limitations, plus ninety (90) days.
(d)    Except as otherwise provided in Section 13.4(a) with respect to breaches of Buyer’s representations and warranties, Buyer’s obligation to indemnify Seller pursuant to (i) Section 13.1(c)(ii) with respect to breaches of Buyer’s covenants shall survive until the expiration of the applicable statute of limitations, plus ninety (90) days and (ii) Section 13.1(c)(iii) shall survive the Closing without limitation on duration; provided, however, that the foregoing shall in no event constitute a waiver of any applicable statute of limitations.
Section 13.5    Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any person not a Party or affiliate of a Party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.
Section 13.6    Mutual Releases. Buyer shall be deemed to have released the Seller Indemnified Parties at Closing from any and all Losses for which Buyer has agreed to indemnify the Seller Indemnified Parties hereunder, and Seller shall be deemed to have released the Buyer Indemnified Parties at Closing from any and all Losses for which Seller has agreed to indemnify the Buyer Indemnified Parties hereunder.

ARTICLE 14
NOTICES
Section 14.1    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:
If to Seller:
Greg A. Betterton, P.A.
735 E. Venice Avenue, Suite 200
Venice, FL 34285
Phone: 941-488-4422
Fax: 941-483-4992

If to Buyer:
Diamondback E&P LLC
500 West Texas
Suite 1225
Midland, TX 79701
Phone: 432-221-7400
Fax: 432-221-7499
Attn: RJ Holder

With a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer &Feld LLP
1700 Pacific Ave, Suite 4100
Dallas, Texas 75201
Telephone: 214-969-2800
Facsimile: 214-969-4343
Attn: Seth R. Molay, P.C.

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received by the addressee, and receipt has been confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent by overnight courier, when received. Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

ARTICLE 15
MISCELLANEOUS
Section 15.1    Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. In the event of a conflict or inconsistency between the provisions of the Exhibits or Schedules and the provisions of this Agreement, the provisions of this Agreement shall control. In the event of a conflict or inconsistency between the provisions of the pro forma transaction documents attached to this Agreement as Exhibits or Schedules and the transaction documents actually executed by the Parties, the provisions of the executed transaction documents shall control.
Section 15.2    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.
Section 15.3    Entire Agreement. This Agreement, the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire Agreement between Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of Seller and Buyer pertaining to the subject matter hereof.
Section 15.4    Amendments; Waivers. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment of waiver. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.
Section 15.5    Assignment. The rights, duties and obligations of the Parties under this Agreement may not be assigned or transferred, by operation of law or otherwise, nor may the duties hereunder be delegated by either of the Parties, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Buyer shall have the right to designate one of its affiliates as the grantee pursuant to the Mineral Deed.
Section 15.6    Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
Section 15.7    Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by facsimile or PDF signatures.

Section 15.8    Interpretation; References; Certain Definitions.
(a)    References made in this Agreement to pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa and, where applicable, references in this Agreement to persons shall be deemed to include individuals, limited liability companies, partnerships or corporations.
(b)    As used in this Agreement, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
(c)    The use of the word “or” is not intended to be exclusive unless expressly indicated otherwise.
(d)    The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(e)    References to any contract or agreement (including this Agreement) shall be deemed to mean such contract or agreement as amended, supplemented or modified from time to time.
(f)    As used in this Agreement, “Seller’s knowledge” means the actual knowledge of Greg A. Betterton and “Buyer’s knowledge” means the actual knowledge of Randall J. Holder, Travis Stice, and Steven West.
(g)    As used in this Agreement, “Business Day“ or “business day” shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Texas.
(h)    References in this Agreement to an “Article,” “Exhibit,” “Section,” “subsection,” “clause,” “subclause” or “Schedule” when used without further attribution shall refer to the particular Article, Exhibit, Section, subsection, clause, subclause or Schedule of this Agreement, as applicable.
Section 15.9    Governing Law. THIS AGREEMENT, ALL OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISIONS OR RULES (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.
Section 15.10    Consent to Jurisdiction; Venue. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR

THEMSELVES AND IN RESPECT OF THEIR PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.
Section 15.11    Jury Trial Waiver. SELLER AND BUYER HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND CAUSES OF ACTION IN ANY WAY BASED ON OR RELATING TO THE NEGOTIATION, FORMATION, CONSTRUCTION, INTERPRETATION, ENFORCEABILITY, PERFORMANCE OR BREACH OF THIS AGREEMENT OR THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO.
Section 15.12    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.
Section 15.13    Survival of Covenants. Except as otherwise expressly provided herein, all covenants and obligations of Buyer and Seller which, in accordance with the terms and provisions of this Agreement, are to be performed after Closing shall survive the Closing and the delivery and acceptance of the Mineral Deed until such covenants and obligations are performed in accordance with their terms, after which time such covenants and obligations shall expire and no claim may be made with respect to such expired covenants or obligations.
Section 15.14    No Third Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective successors and permitted assigns, provided however, that the persons specified as indemnified Parties hereunder are intended beneficiaries of the indemnity provisions hereof.
Section 15.15    Limitation on Damages. THE PARTIES HERETO EXPRESSLY WAIVE ANY AND ALL RIGHTS TO CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSS OF PROFITS RESULTING FROM BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY HEREUNDER AND FOR WHICH A PARTY OWES INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED.
Section 15.16    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provision of this Agreement, in whole or in part, be held by a court of competent jurisdiction to be invalid or unenforceable as a matter of law: (i) that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, then it shall be deemed deleted; and (ii) such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.
Section 15.17    Disclaimers. THE PARTIES AGREE THAT THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 15.17 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THE

EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED TO BE DELIVERED AT CLOSING (COLLECTIVELY THE “SELLER WARRANTIES”), ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT FOR THE SELLER WARRANTIES, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR THE SELLER WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO: (I) TITLE TO THE ASSETS; (II) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (III) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (IV) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS (IF ANY) TO BE DERIVED FROM THE ASSETS; (IV) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (V) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS. EXCEPT FOR THE SELLER WARRANTIES, ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE TO BUYER, AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK. OTHER THAN THE SELLER WARRANTIES, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.
Section 15.18    WAIVER OF CONSUMER RIGHTS. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION AND THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND, AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, VOLUNTARILY CONSENTS TO THIS WAIVER AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.
Section 15.19    Public Statements. Except as and to the extent required by law, neither Buyer nor Seller will make, directly or indirectly, any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if a Party is required to make such a public announcement or statement under applicable law or the rules and regulations of the NASDAQ (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its affiliates are listed, then the same may be made without the approval of the other Party. The oral or written advice or opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by law or rules or regulations. Seller acknowledges that Buyer will be required to disclose this Agreement and the terms and provisions thereof as required by the rules and regulations of the Securities and Exchange Commission or the NASDAQ.
Section 15.20    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.
SELLER:
IBEX MINERAL RESOURCES, LLC

By: /s/ Greg Betterton
Name:    Greg Betterton
Title:    Manager

BEEHIVE PARTNERS, LLC

By: /s/ Greg Betterton
Name:    Greg Betterton
Title:    Manager

BUYER:
DIAMONDBACK E&P LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

Signature Page to Purchase and Sale Agreement